Exhibit 99.1

SECURITY CAPITAL ASSURANCE LTD

Security Capital Assurance Ltd One Bermudiana Road Hamilton HM 11 Bermuda Tel: +1 441-294-7448

SECURITY CAPITAL ASSURANCE REPORTS FIRST QUARTER 2007 RESULTS

•	First quarter new business production, or adjusted gross premiums, rose 26% to $138.9 million compared to the 2006 first quarter

•	First quarter core net premiums earned increased 26% to $45.1 million compared to the 2006 first quarter

•	First quarter operating income rose 68% to $44.1 million, compared to the 2006 first quarter

•	Annualized first quarter operating return on equity of 12.6%

Hamilton, Bermuda, April 23, 2007 - Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced earnings for the three-month period ended March 31, 2007. Net income in the first quarter of 2007 was $37.3 million, or $0.58 per share, versus $16.7 million, or $0.36 per share, in the first quarter of 2006. The increase in net income during the first quarter was largely due to a 47% increase in total revenues, which was driven primarily by growth in net premiums earned and investment income.

Operating income for the first quarter of 2007 was $44.1 million, or $0.68 per share, compared to first quarter 2006 operating income of $26.3 million, or $0.57 per share, with the increase mainly attributable to strong revenue growth. Operating income, a non-GAAP financial measure, is defined as net income excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives.

The weighted average number of diluted shares was 64,342,897 for the first quarter of 2007, versus a weighted average number of diluted shares of 46,127,245 for the first quarter of 2006.

"I am pleased with the solid operating results that we posted this quarter as we continue to build upon the momentum that we developed in 2006.” said Paul S. Giordano, SCA’s president and chief executive officer. “New business production was healthy amid turbulence in certain sectors of the credit market, with opportunities in U.S. structured finance and international business leading the way for us. We are well positioned to take advantage of credit market volatility when it arises, as it did with respect to U.S. sub-prime mortgages this quarter, while maintaining underwriting and pricing discipline.”

Set forth below is a discussion of SCA’s operating results for the three-month period ended March 31, 2007, compared to the same period in 2006. Factors associated with the Company’s Initial Public Offering (the “IPO”) in August 2006 may affect period-to-period comparisons with the first quarter of 2006.

Adjusted Gross Premiums. SCA’s adjusted gross premiums (“AGP”), as defined below, in the first quarter of 2007 rose 26% to $138.9 million from $110.3 million in the first quarter of 2006. U.S. structured finance AGP rose by 45% to $41.2 million in the first quarter of 2007 from $28.4 million in the same quarter of 2006. This increase was primarily due to higher activity during the first quarter of 2007 in the consumer ABS and collateralized debt obligation (“CDO”) sectors. International AGP rose 60% to $61.2 million in the first quarter of 2007 versus $38.2 million in the prior year period. The increase in International AGP was driven by the closing of one large future flow deal and several infrastructure and utility transactions during the first quarter. U.S. public finance AGP declined 16% to $36.5 million in the first quarter of 2007, compared to $43.7 million in the prior year period largely due to tight credit spreads and increased competition.

AGP for SCA’s primary financial guarantee insurance segment increased to $126.6 million for the first quarter of 2007, from $96.9 million in the prior year period, an increase of 31%. SCA’s reinsurance AGP was $12.3 million in the first quarter of 2007 versus $13.4 million in the first quarter of 2006.

AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted at 7%. Because AGP includes premiums due on future installment business written in the period, it allows management to measure business production for the period and compare such production to the production of prior periods on the same basis. Set forth below is a summary of AGP for the three-month periods ended March 31, 2007 and 2006:

Adjusted Gross Premiums
	Three Months Ended March 31,
	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$36.5	$43.7	-16%
U.S. Structured Finance	41.2	28.4	45%
International	61.2	38.2	60%
Total AGP	$138.9	$110.3	26%

Total Premiums Written and Net Premiums Written. Total premiums written, which comprise gross premiums written and reinsurance premiums assumed, were $105.0 million in the first quarter of 2007 versus $82.2 million in the first quarter of 2006, an increase of 28%. Total premiums written in the first quarter of 2007 were primarily driven by a $10.4 million increase in gross premiums written from transactions by SCA’s power and utility team. In addition, the reinsurance segment had a $4.1 million increase in premiums assumed due to the shift in business mix toward upfront premiums.

Net premiums written, which are comprised of total premiums written less ceded premiums written, increased 14% to $84.7 million in the first quarter of 2007 compared to $74.6 million in the first quarter of 2006. Ceded premiums were $20.2 million in the first quarter of 2007 versus $7.6 million in the first quarter of 2006. The increase was mostly due to premiums ceded to third-party reinsurers associated with two large transactions.

Net Premiums Earned. Net premiums earned increased 23% in the first quarter of 2007 to $46.4 million, compared to $37.8 million in the first quarter of 2006. The rise in net premiums earned was due to the growth of in-force policies along with a reduction in ceded premiums to XL Insurance (Bermuda) Ltd. (“XL Insurance”) as part of SCA’s IPO. Net premiums earned include accelerated premiums from refundings (“refunding premiums”). Refunding premiums were $1.3 million in the first quarter of 2007, compared to $2.0 million in the first quarter of 2006. Core net premiums earned, which excludes refunding premiums, increased 26% to $45.1 million in the first quarter from $35.8 million in the same quarter last year.

Set forth below is a summary of net premiums earned for the three-month periods ended March 31, 2007, and March 31, 2006:

Net Premiums Earned
	Three Months Ended March 31,
	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$13.6	$8.3	63%
U.S. Structured Finance	16.3	18.2	-11%
International	16.5	11.3	47%
Total Net Premiums Earned	$46.4	$37.8	23%

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses (“LAE”) produced a benefit of $0.8 million in the first quarter of 2007 compared to an expense of $3.4 million in the same quarter of 2006. The decrease in net losses and loss adjustment expenses was primarily due to the release of case and LAE reserves of approximately $3.4 million related to the repayment of a sub-prime mortgage transaction in the insurance segment originated in 2002. The Company experienced no loss on this transaction.

Operating Expenses. Total operating expenses rose to $24.1 million in the first quarter of 2007, a 41% increase over the $17.1 million in operating expenses for the same period in 2006.  Corporate expenses, which are included in operating expenses and are associated with SCA being a public holding company, were $3.8 million in the first quarter of 2007. SCA had no public company related expenses in the year-ago quarter. Excluding corporate expenses, the Company’s operating expenses increased by 19%. The primary drivers of expense growth in the 2007 first quarter were increased compensation, technology and legal expenses associated with writing more CDO business.

Acquisition Costs. Acquisition costs were $4.0 million for the first quarter of 2007, a $1.3 million increase over the comparable period in 2006. The increase in acquisition costs this quarter is the result of the re-assumption of business previously ceded to XL Insurance, following completion of SCA’s IPO. As a result, ceding commission revenues, which offset acquisition costs, have declined resulting in higher net acquisition costs.

Net Investment Income. Net investment income for the first quarter of 2007 was $26.1 million, representing an increase of 73% from $15.1 million in the comparable period of 2006. The growth in net investment income was mostly attributable to higher invested asset balances stemming from the IPO and cash flow from operations generated over the past 12 months. Higher investment yields also contributed to the increase.

Net Cash Flow from Operations. For the three months ended March 31, 2007, net cash flow from operations was $58.0 million compared to $45.6 million in the comparable period in 2006.

Balance Sheet. As of March 31, 2007, total assets were $2.56 billion, up 3% from $2.50 billion in total assets as of December 31, 2006. Book value, as measured by shareholders’ equity, increased by 3% to $1.41 billion as of March 31, 2007, from $1.37 billion at the end of 2006. Book value per share was $21.98 as of March 31, 2007, versus $21.31 at December 31, 2006.

SCA’s adjusted book value, as defined below, was $2.45 billion, or $38.25 per share, as of March 31, 2007, versus $2.36 billion, or $36.72 per share, as of December 31, 2006. Adjusted book value is a non-GAAP financial measure defined as shareholders' equity (book value), plus the after-tax value of deferred premiums, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax net present value of estimated future installment premiums in force discounted at 7%.

Book value and adjusted book value per share as of March 31, 2007, were based on the Company’s issued and outstanding shares of 64,136,364. This compared to 46,127,245 shares outstanding prior to the IPO.

Conference Call Information

Paul S. Giordano, president and chief executive officer, and David P. Shea, executive vice president and chief financial officer, will host an earnings conference call to discuss SCA's 2007 first quarter results on Tuesday, April 24, 2007 at 8:30 am Eastern Time.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to "SCA's Q1 2007 Earnings Call" and provide the following passcode: 8628433. SCA will also broadcast a live audio webcast of the conference call. The webcast will be available by visiting the "Investor Relations" section of the Company's website at http://www.scafg.com. Following the earnings conference call, an archive of the call will be available for 30 days by dialing +1 877-519-4471 (U.S.) or +1 973-341-3080 (International). The passcode for replay participants is: 8628433. The audio webcast of the conference call will also be archived for 30 days following the call, in the "Investor Relations" section of the Company's website located at http://www.scafg.com.

An unaudited financial supplement relating to the Company's first quarter 2007 results is available on SCA’s website located at www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. SCA, through its subsidiaries - XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers - issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance policies and credit default swaps written by other insurers. XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 441-294-7448 frank.constantinople@scafg.com	Media Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

We believe that these factors include, but are not limited to, the following:

–	changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of one or both of our operating subsidiaries;
–	ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;
–	the performance of our invested assets or losses on credit derivatives;
–	availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);
–	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
–	increased competition on the basis of pricing, capacity, terms or other factors;
–
greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

–	developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;
–	changes in, or termination of, our ongoing reinsurance agreements with XL Capital or FSA;
–	changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;
–	changes in the rating agencies’ views on third-party inward reinsurance;
–	changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires;
–	changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;
–	changes that may occur in our operations as we begin operations as a public company;
–	changes in accounting policies or practices or the application thereof;
–	changes in the officers of our company or our subsidiaries;
–	legislative or regulatory developments;
–	changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and
–	the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

The information herein provides a general summary of SCA and its business and does not purport to be a complete description of the Company or its financial condition. Certain simplifications and approximations were made to such information to facilitate the calculations herein. Accordingly, neither SCA nor any of its respective affiliates makes any representations or warranties, express or implied, as to the accuracy or completeness of the information contained herein (or the validity, completeness or accuracy of assumptions underlying any estimates contained herein), nor assumes any duty to update or revise any of the statements contained herein, whether as a result of new information, future developments or otherwise.

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share amounts)

	(unaudited) As of March 31, 2007	As of December 31, 2006
ASSETS
Investments
Debt securities available for sale, at fair value (amortized cost: 2007 - $1,696,481; 2006 - $1,755,184)	$1,683,875	$1,736,462
Short-term investments, at fair value (amortized cost: 2007 - $219,486; 2006 - $222,930)	218,746	221,901
Total investments	1,902,621	1,958,363

Cash and cash equivalents	299,619	202,548
Accrued investment income	13,301	16,515
Deferred acquisition costs	100,187	93,809
Prepaid reinsurance premiums	76,336	59,983
Premiums receivable	17,192	12,936
Reinsurance balances recoverable on unpaid losses	87,206	88,616
Intangible assets - acquired licenses	11,529	11,529
Deferred income tax asset	18,406	18,182
Other assets	38,131	34,333
Total assets	$2,564,528	$2,496,814

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$175,926	$178,517
Deferred premium revenue	850,604	795,906
Reinsurance premiums payable	14,360	13,952
Payable for investments purchased	--------	5,435
Accounts payable, accrued expenses and other liabilities	75,012	82,468
Total liabilities	1,115,902	1,076,278

Minority interest - redeemable preferred shares of subsidiary	39,000	54,016

Shareholders’ Equity
Common stock and additional paid in capital	989,207	988,444
Retained earnings	433,753	397,781
Accumulated other comprehensive loss	(13,334)	(19,705)
Total shareholders’ equity	1,409,626	1,366,520
Total liabilities, minority interest and shareholders’ equity	$2,564,528	$2,496,814

SECURITY CAPITAL ASSURANCE LTD
INTERIM CONSOLIDATED
STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share amounts)

	(unaudited) Three Months Ended March 31,
	2007	2006
Revenues
Gross premiums written	$89,495	$70,780
Reinsurance premiums assumed	15,463	11,403
Total premiums written	104,958	82,183
Ceded premiums	(20,233)	(7,592)
Net premiums written	84,725	74,591
Change in net deferred premium revenue	(38,346)	(36,778)
Net premiums earned (net of ceded premiums earned of $3,881 and $8,203)	46,379	37,813
Net investment income	26,125	15,062
Net realized gains (losses) on investments	112	(5,683)
Net realized and unrealized losses on credit derivatives	(6,929)	(3,850)
Fee income and other	-------	1,260
Total revenues	65,687	44,602

Expenses
Net losses and loss adjustment expenses	(801)	3,449
Acquisition costs, net	3,970	2,682
Operating expenses	24,070	17,095
Total expenses	27,239	23,226

Income before income tax and minority interest	38,448	21,376
Income tax expense	79	15
Income before minority interest	38,369	21,361
Minority interest - dividends on redeemable preferred shares	1,114	4,612
Net income	$37,255	$16,749

Net income per share:
Basic	$0.58	$0.36
Diluted	$0.58	$0.36

Weighted-average shares outstanding:
(Shares in thousands)
Basic	64,136	46,127
Diluted	64,343	46,127

Comment on Regulation G

This press release contains the presentation of AGP, core net premiums earned, operating income, core income and ABV. These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of AGP and ANP to total premiums written, and core income and operating income to net income and ABV to total shareholders' equity (the most directly comparable GAAP financial measures) presented on the following page are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written. Because adjusted gross premiums includes premiums due on future on installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis. This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position. In the past, as wholly owned subsidiaries of XL Capital, aggregate compensation at XLCA and XLFA has historically been determined within the context of XL Capital’s compensation plans taking into consideration certain unique aspects of XLCA’s and XLFA’s business, including their start-up nature, and has been based upon several key performance factors, including adjusted gross premiums production. Allocation of such compensation by XLCA and XLFA to their individual employees is based upon similar key performance criteria and financial results. Going forward, our employee compensation plans will consider various performance factors (company and individual) when determining the amount of overall compensation and individual awards.

In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance. In this regard, we believe that providing only a GAAP presentation of gross premiums written makes it more difficult for users of our financial information to evaluate our underlying business. Also, we believe that analysts, investors and rating agencies who follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non - GAAP financial information on a regular basis.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned excluding the impact of refundings. We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums earned enhances the understanding of our results of operations by highlighting the underlying profitability of our business.

Operating Income and Core Income

We believe operating income and core income are useful measures for management, equity analysts and investors because the presentation of operating income and core income enhances the understanding of our results of operations by highlighting the underlying profitability of our business. We exclude net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of our operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because we generally hold our financial guarantee contracts written in derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our financial guarantee operations. In addition, the impact of refundings of upfront policies is excluded from core income. These measures should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted Book Value

We believe adjusted book value (ABV) is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of our in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

In summary, we evaluate the performance of and manage our business in order to produce an underwriting profit. In addition to presenting total premiums written, we believe that showing both GAAP and these non-GAAP financial measures enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. In this regard, we believe that providing only a GAAP presentation of total written premium makes it more difficult for users of our financial information to evaluate our underlying business. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis.

- Unaudited -
Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(U.S. dollars in millions)
	Quarter ended
	3/31/2007	3/31/2006

Total upfront premiums written	$72.9	$52.4
Total installment premiums written	32.1	29.8
Total premiums written	105.0	82.2
Add: present value of future installments	33.9	28.1
Adjusted gross premiums	$138.9	$110.3

Reconciliation of Net Premiums Earned to Core Net Premiums Earned
(U.S. dollars in millions)

	Quarter ended
	3/31/2007	3/31/2006

Net premiums earned	$46.4	$37.8
Refunding premiums	(1.3)	(2.0)
Core net premiums earned	$45.1	$35.8

Reconciliation of Net Income to Operating Income and Core Income
(U.S. dollars in millions)
	Quarter ended
	3/31/2007	3/31/2006

Net income	$37.3	$16.7
Net realized (gains) losses on investments	(0.1)	5.7
Net realized and unrealized losses on credit derivatives	6.9	3.9
Operating income	$44.1	$26.3
Income from refunding premiums	(1.0)	(1.7)
Core Income	$43.1	$24.6

Reconciliation of Shareholders' Equity to Adjusted Book Value
(U.S. dollars in millions)
	As of	As of
	3/31/07	12/31/06

Shareholders' equity	$1,409.6	$1,366.5
Add: Deferred premium revenue	808.1	756.1
Add: Present value of future installment premiums	403.2	378.8
Less: Deferred acquisition costs	(95.2)	(89.1)
Less: Prepaid reinsurance premiums	(72.5)	(57.0)
Subtotal of adjustments	1,043.6	988.8
Adjusted book value	$2,453.2	$2,355.3

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